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NEWS

[THE WILLIAMS COMPANIES, INC. LOGO] ONE WILLIAMS CENTER * TULSA * OKLAHOMA 74172
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                 FOR RELEASE:        July 22, 1996

FOR MORE INFORMATION CONTACT:        Jim Gipson       (918) 588-2111 (Media)
                                     Linda Lawson     (918) 588-2087 (Investors)
                                     Richard George   (918) 588-3679
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      WILLIAMS BOARD APPROVES DIVIDENDS; OKs STOCK RE-PURCHASE PROGRAM

        TULSA -- The Williams Companies, Inc. board of directors has approved dividends on the company's common stock, its $3.50 cumulative convertible preferred stock and its $2.21 cumulative preferred stock.

        The common stock dividend of 34 cents per share is payable Sept. 16 to stockholders of record on Aug. 23. The $3.50 cumulative convertible preferred stock dividend of 87.5 cents per share is payable Aug. 1 to shareholders of record at the close of business today. The $2.21 cumulative preferred stock dividend of 55.25 cents per share, payable Sept. 1 to stockholders of record on Aug. 16.

        In other action, the board authorized management to repurchase up to $800 million of the company's common stock from time to time, and at a price and on terms and conditions approved by senior officers of the company. The timing and extent of any repurchases will be dictated by the long-term interests of shareholders. The company currently has no plans for the use of any shares that may be repurchased.

        In July 1994, the board authorized management to repurchase up to $800 million in common stock. Some $400 million in common stock was repurchased before the program was suspended later that year. The bulk of the repurchased stock was used in the 1995 acquisition of Transco Energy Co.

        Williams' companies consist of the nation's largest-volume system of interstate natural gas pipelines; one of the nation's largest natural gas gatherers and processors; a full-service energy marketing and trading company; a Midwest petroleum products pipeline; a national business-telecommunications company; and a nationwide fiber-optic video services provider. (NYSE:WMB) Company information is available on the Internet World Wide Web at: http://www.twc.com.